UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K/A
(Amendment No. 1)

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2016

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
Buffalo Wild Wings, Inc. (the “Company”) is filing this Amendment No. 1 on Form 8-K/A (this “Amendment”) to supplement the information provided in the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2016 (the “Original Report”). This Amendment sets forth the complete text of each item as amended.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 6, 2016, the Board of Directors of Buffalo Wild Wings, Inc. (the “Company”) elected Andre J. Fernandez, Hal Lawton and Harmit J. Singh to serve as directors of the Company. Mr. Fernandez, Mr. Lawton and Mr. Singh will each serve until the next annual meeting of shareholders and until his respective successor is duly elected and qualified. The Board of Directors determined not to name any of them to any committees at that time. Each will participate in the Company’s standard compensation program for non-employee directors, as disclosed in the proxy statement relating to our most recent completed annual meeting of shareholders.
There are no current or proposed transactions in which Mr. Fernandez, Mr. Lawton or Mr. Singh, or any member of their respective immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.
The new directors were elected to fill vacancies on the Board of Directors created by the resignations of Dale M. Applequist and Warren E. Mack, each effective as of October 6, 2016, and an additional vacancy created by an increase of the authorized number of directors to nine, also effective as of October 6, 2016. There are no disagreements between Mr. Applequist or Mr. Mack and the Company relating to its operations, policies or practices that resulted in their decision to resign.
On December 19, 2016, the Board of Directors appointed Mr. Fernandez to its audit and governance committees, Mr. Lawton to its compensation committee and Mr. Singh to its audit committee. At the same meeting, the Board of Directors named Jerry R. Rose as its new chair and Mr. Singh, Cynthia L. Davis and Mr. Fernandez as the new chairs of its audit, compensation and governance committees, respectively, in each case effective January 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: December 22, 2016	By	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary